Exhibit 10.1

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

McKesson Corporation
Core Distribution Agreement

This agreement (“Agreement”), entered into on, September 7, 2005, is between McKesson Corporation (“McKesson”), a pharmaceutical distributor, and Bradley Pharmaceuticals, Inc. (“Manufacturer”), a pharmaceutical manufacturer.

McKesson performs certain Core Services (as hereinafter defined) in connection with the distribution of pharmaceutical products manufactured by Manufacturer. The parties now wish to define more precisely the amount and manner of payment of the consideration to be received by McKesson for its performance of the Core Services.

Now, therefore, McKesson and Manufacturer agree as follows:

I.	Obligations of McKesson

a.	McKesson agrees to provide the following core distribution services to the extent customarily performed by a full-range pharmaceutical distributor consistent with then current industry practices (“Core Services”): Inventory distribution of Manufacturer’s product to McKesson’s customers upon their orders therefore; transmit 852 data including inventory levels on hand and on order in addition to aggregate sales out; perform back-end administrative services to support the distribution of Manufacturer’s product and the maintenance of efficient inventory levels for servicing customers.

NISR reports (inventory reporting) will be provided in place of 852 EDI reporting until Manufacturer is EDI compliant and is ready to receive 852 EDI.

II.	Obligations of Manufacturer

a.	Manufacturer agrees to replenish McKesson’s inventory orders in a timely and efficient manner. Manufacturer will utilize purchase order numbers provided by McKesson when placing orders on behalf of McKesson.

b.	Manufacturer will use commercially reasonable efforts to ensure that McKesson’s inventory replenishment is operational, except for any scheduled down time needed to maintain effective operations and/or when interruptions are necessary or caused by conditions outside of Manufacturer’s control.

c.	In consideration of the Core Services to be provided pursuant to this Agreement, Manufacturer will pay a fee to McKesson determined in accordance with Attachment A.

III.	Additional Terms and Conditions

Payment calculations are all based on gross branded pharmaceutical purchases by McKesson.

IV.	Adjustment of Terms

In the event that Manufacturer provides any other pharmaceutical distributor financial terms with regard to distribution of products that are more favorable, when taken as a whole (and taking into account the nature and amount of data provided), than those offered to McKesson hereunder, then Manufacturer shall offer McKesson the same economic benefit, effective from and after the date that Manufacturer provides such more favorable terms to any other pharmaceutical distributor.

V.	Confidentiality and Disclosure

This Agreement and all information which is provided by each party to the other party pursuant to this Agreement are confidential. Each party agrees to maintain all such information confidential and except as may be required by law or order of any court or governmental agency, not to disclose to any third party any such information unless such party shall obtain a written release from the other party. Each party further agrees to limit access to such information to only those of its officers and employees who reasonably need to know such information.

VI.	Effective Date

a.	This Agreement shall become effective as of October 1, 2004, and shall remain in effect until terminated in accordance with Section b., below.

b.	Either party may terminate this Agreement with or without cause at any time on thirty days prior written notice to the other party.

VII.	General

a.	This Agreement is in addition to and shall not supersede any existing agreement in effect between McKesson and Manufacturer, including but not limited to the McKesson Buying Terms Form and any Inventory Management Agreement entered into between the parties.

b.	This Agreement will be governed by and construed in accordance with the laws of California, without regard to or application of conflict of law, rules or principles.

c.	In no event shall McKesson be liable to Manufacturer for any special, consequential, incidental or indirect damages, however caused, on any theory of liability and whether or not McKesson has been advised of the possibility of such damages.

d.	The parties to this Agreement are independent contractors. Accordingly, this Agreement does not constitute a partnership or other joint venture between the parties and neither party shall be deemed to be an agent or representative of the other.

e.	The failure of either party to enforce at any time or for any period of time any one or more of the provisions hereof shall not be construed to be a waiver of such provisions or of the right of such party thereafter to enforce each such provision.

f.	Except for the obligation to pay money, neither party will be liable to the other party for any failure or delay in performance caused by reasons beyond such party’s reasonable control, including but not limited to acts of God, war, riot, acts of terrorism, fire, shortage of materials or transportation, strikes or acts of civil or military authorities, provided such party gives prompt written notice thereof to the other party.

g.	In the event Manufacturer requires services (i.e. distribution, pharmacy, marketing or logistics) that McKesson Specialty can provide, McKesson Specialty will be given the opportunity to bid on providing these services to Manufacturer at the time they may be put out for bid, along with any other competitor(s) that Manufacturer may so choose.

For Bradley Pharmaceuticals, Inc., a pharmaceutical manufacturer:

By:	/s/ Alan S. Goldstein
Name:	Alan S. Goldstein
(Print or Type)
Title:	Vice President, Corporate Development

Date:	September 7, 2005

For McKesson:

By:	/s/ Martha Torres-Morgan
Name:	Martha Torres-Morgan
(Print or Type)
Title:	Director Brand Rx Product Management
Date:	2/4/05

Attachment A -

McKesson Core Distribution Agreement Fee
Services Fee Schedule

Total Annual Fee for Services Provided - Guaranteed [*]% of gross purchases

The total fee will be paid through inventory. All price increase benefits from on hand inventory, allocations, or buy-ins will count towards the [*]% fee. Also, deal buys outside of price increase action will count towards the [*]% fee.

McKesson will provide quarterly profitability information to Manufacturer, as soon as reasonably practical after the end of the quarter, and will notify Manufacturer if compensation drops below acceptable levels.

If the [*]% of gross purchases fee is not reached by the end of McKesson’s fiscal year, March 31, Manufacturer will provide compensation through an inventory deal buy to close the gap between actual results and the guaranteed [*]% of gross purchases.

If a gap remains after all inventory compensation has been taken into consideration McKesson will invoice manufacturer for the difference and Manufacturer will pay the invoice within 30 days of the invoice date.

Also, McKesson will maintain at all times a maximum of [*] weeks of inventory on hand and on order. To transition to the [*] weeks of inventory McKesson and Manufacturer will work together to manage the inventory to [*] weeks by October 1, 2005.

The benefit provided by Manufacturer, as calculated in accordance with Attachment A, is provided with the understanding that it is McKesson’s responsibility to manage sell side (sales to customer) profitability and Manufacturer is not guaranteeing the economic or other terms governing McKesson’s resale of Manufacturer’s products to McKesson’s customers.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.